As filed with the Securities and Exchange Commission on July 17, 2026

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BONE BIOLOGICS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	42-1743430
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2 Burlington Woods Drive, Suite 100

Burlington, MA 01803

(781) 552-4452

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey Frelick

Chief Executive Officer

Bone Biologics Corporation

2 Burlington Woods Drive, Suite 100

Burlington, MA 01803

(781) 552-4452

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alexander R. McClean, Esq.

Harter Secrest & Emery LLP

1600 Bausch & Lomb Place

Rochester, New York 14604

(585) 232-6500

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, dated July 17, 2026

PRELIMINARY PROSPECTUS

BONE BIOLOGICS CORPORATION

6,464,792 Shares of Common Stock Offered by the Selling Stockholders

This prospectus relates to the public offering of up to 6,464,792 shares of common stock, par value $0.001 per share (“common stock”), of Bone Biologics Corporation by the selling stockholders. Of these shares of common stock: (i) 6,338,031 shares are issuable upon exercise of outstanding warrants issued to a selling stockholder in a private placement that closed on July 9, 2026 (the “private placement”) of which (a) 2,112,677 shares are issuable upon the exercise of outstanding pre-funded warrants (the “pre-funded warrants”), at an exercise price of $0.001 per share; (b) 2,112,677 shares are issuable upon exercise of outstanding Series F warrants (the “Series F Warrants”), at an exercise price of $1.42 per share; and (c) 2,112,677 shares are issuable upon exercise of outstanding Series G warrants (the “Series G Warrants”), at an exercise price of $1.42 per share; and (ii) 126,761 shares are issuable upon exercise of outstanding warrants (the “placement agent warrants,” together with the Series F Warrants and Series G Warrants, the “Common Warrants”), at an exercise price of $1.775 per share, issued to the placement agent, or its designees, as compensation in connection with the private placement. The pre-funded warrants are immediately exercisable and remain outstanding until exercised in full. The Common Warrants are exercisable commencing on the date the Company’s stockholders approve the issuance of the shares of common stock issuable upon exercise of the Common Warrants (the “Stockholder Approval Date”). The Series F Warrants and placement agent warrants expire on the fifth anniversary of the later of the Stockholder Approval Date or the effective date of this registration statement. The Series G Warrants expire on the eighteen-month anniversary of the later of the Stockholder Approval Date or the effective date of this registration statement. The pre-funded warrants and Common Warrants are collectively referred to herein as the “Warrants”.

The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

We will not receive any of the proceeds from the sale of common stock by the selling stockholders. We will pay the expenses of registering these shares.

Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “BBLG.” The closing price of our common stock on Nasdaq on July 15, 2026 was $1.24 per share.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 7 of this prospectus and in the documents incorporated by reference into this prospectus for a discussion of risks that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2026.

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ABOUT THIS PROSPECTUS

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Incorporation of Certain Information by Reference,” before deciding to invest in our securities.

We have not authorized anyone to provide you with additional information or information different from that contained or incorporated by reference in this prospectus filed with the Securities and Exchange Commission (the “SEC”). We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus, or any document incorporated by reference in this prospectus, is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty, including those discussed in “Risk Factors.” We caution you not to give undue weight to such projections, assumptions and estimates. Further, industry and general publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these publications, studies and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

We have not done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for those purposes is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the United States.

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CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements. All statements other than statements of historical fact contained in this prospectus and the documents incorporated by reference herein contain are forward-looking statements. The forward-looking statements in this prospectus and the documents incorporated by reference herein are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. In some cases, you can identify these forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “depend,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms or other similar expressions, although not all forward-looking statements contain those words. We have based these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short- and long-term business operations and objectives, and financial needs. These forward-looking statements include, but are not limited to, statements concerning the following:

●	our ability to maintain compliance with the Nasdaq listing standards and remain listed on Nasdaq;
●	our projected financial position and estimated cash burn rate;
●	our estimates regarding expenses, future revenues and capital requirements;
●	our ability to continue as a going concern;
●	our need to raise substantial additional capital to fund our operations;
●	the success, cost and timing of our clinical trials;
●	our dependence on third parties in the conduct of our clinical trials;
●	our ability to obtain the necessary regulatory approvals to market and commercialize our product candidates;
●	the ultimate impact of health pandemics or epidemics on our business, our clinical trials, our research programs, healthcare systems or the global economy as a whole;
●	the potential that results of preclinical and clinical trials indicate our current product candidate or any future product candidates we may seek to develop are unsafe or ineffective;
●	the results of market research conducted by us or others;
●	the success of our expected patent application and our ability to obtain and maintain intellectual property protection for our current product candidates;
●	our ability to protect our intellectual property rights and the potential for us to incur substantial costs from lawsuits to enforce or protect our intellectual property rights;
●	the possibility that a third party may claim we or our third-party licensors have infringed, misappropriated or otherwise violated their intellectual property rights and that we may incur substantial costs and be required to devote substantial time defending against claims against us;
●	our reliance on third-party suppliers and manufacturers;
●	the success of competing therapies and products that are or become available;
●	our ability to expand our organization to accommodate potential growth and our ability to retain and attract key personnel;
●	the potential for us to incur substantial costs resulting from product liability lawsuits against us and the potential for these product liability lawsuits to cause us to limit our commercialization of our product candidate;
●	market acceptance of our product candidate, the size and growth of the potential markets for our current product candidate and any future product candidates we may seek to develop, and our ability to serve those markets;
●	the successful development of our commercialization capabilities, including sales and marketing capabilities;
●	our expectation regarding the number of shares outstanding after this offering;
●	our intention to use the net proceeds of this offering to fund clinical trials, maintain and extend our patent portfolio, and for working capital and other general corporate purposes; and
●	pending the intended uses described herein, our intention to invest the net proceeds of this offering in short-term, investment grade, interest-bearing securities.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including the successful development and commercialization of our product candidates, market acceptance of our product candidates, our financial performance, including our ability to fund operations, our ability to regain and maintain compliance with Nasdaq’s continued listing requirements, regulatory approval and regulation of our product candidates, our expected use of proceeds from this offering, and other factors and risks identified from time to time in our filings with the SEC, including this prospectus and those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained or incorporated by reference in this prospectus and does not contain all of the information that may be important to you and your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes and other documents incorporated by reference herein, as well as the information under the caption “Risk Factors” herein and under similar headings in the other documents that are incorporated by reference into this prospectus including documents that are filed after the date hereof. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Note Concerning Forward-Looking Statements.” In this prospectus, unless context requires otherwise, references to “we,” “us,” “our,” “BBLG” “Bone Biologics,” or the “Company” refer to Bone Biologics Corporation and its subsidiary on a consolidated basis.

Company Overview

We are a medical device company that is currently focused on bone regeneration in spinal fusion using the recombinant human protein known as NELL-1. NELL-1 in combination with demineralized bone matrix (“DBM”) is an osteopromotive recombinant protein that provides target specific control over bone regeneration. The NELL-1 technology platform has been licensed exclusively for worldwide applications to us through a technology transfer from the UCLA Technology Development Group on behalf of UC Regents (“UCLA TDG”). UCLA TDG and the Company received guidance from the U.S. Food and Drug Administration (“FDA”) that NELL-1/DBM will be classified as a device/drug combination product that will require an FDA-approved pre-market approval (“PMA”) application before it can be commercialized in the United States.

We were founded by University of California professors in collaboration with an Osaka University professor and a University of Southern California surgeon in 2004 as a privately held company with proprietary, patented platform technology. Our platform technology has been validated in sheep and non-human primate models to facilitate bone growth. We believe our platform technology has application in delivering improved outcomes in the surgical specialties of spinal, orthopedic, general orthopedic, plastic reconstruction, neurosurgery, interventional radiology, and sports medicine. Lead product development and clinical studies are targeted on spinal fusion surgery, one of the larger segments in the orthopedic market.

We are a clinical-stage entity. The production and marketing of our products and ongoing research and development activities are subject to extensive regulation by numerous governmental authorities in the United States. Prior to marketing in the United States, any combination product developed by us must undergo rigorous preclinical (animal) and clinical (human) testing and an extensive regulatory approval process implemented by the FDA under the Federal Food, Drug, and Cosmetic Act. There can be no assurance that we will not encounter problems in clinical trials that will cause us or the FDA to delay or suspend clinical trials.

Our success will depend in part on our ability to obtain and retain patents and product license rights, maintain trade secrets, and operate without infringing on the proprietary rights of others, both in the United States and other countries. In the second quarter of 2025, we submitted a patent application with the United States Patent and Trademark Office (“USPTO”) regarding proprietary compositions of rhNELL-1 polypeptide for treating bone conditions. There can be no assurance that the USPTO will approve our patent application or that the patents issued to or licensed by us will not be challenged, invalidated, rendered unenforceable, or circumvented, or that the rights granted thereunder will provide proprietary protection or competitive advantages to us.

During 2024, we announced the treatment of the first subjects in the multicenter, prospective, randomized pilot clinical study of our NB1 bone graft device. NB1 is NELL-1 protein combined with DBM to provide rapid, specific and guided control over bone regeneration.

The pilot clinical study will evaluate the safety and effectiveness, fusion success, pain, function improvement and adverse events of NB1 in up to 30 adult subjects who undergo transforaminal lumbar interbody fusion to treat degenerative disc disease (“DDD”). To be enrolled in the study, subjects must have DDD at one level from L2-S1 and may also have up to Grade 1 spondylolisthesis or Grade 1 retrolisthesis at the involved level. The study is being conducted in Australia. The study design was previously reviewed and agreed upon by the FDA’s Division of Orthopedic Devices in a Pre-submission to support progression to a pivotal clinical trial in the United States.

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Product Candidates

We have developed a stand-alone platform technology through significant laboratory and small and large animal research over more than 10 years to generate the current applications across broad fields of use. The platform technology is our recombinant human protein, known as NELL-1, a proprietary skeletal-specific growth factor that is a bone void filler. NELL-1 provides regulation over skeletal tissue formation and stem cell differentiation during bone regeneration. We obtained the platform technology pursuant to an exclusive license agreement with UCLA TDG which grants us exclusive rights to develop and commercialize NELL-1 for spinal fusion by local administration, osteoporosis and trauma applications. A major challenge associated with orthopedic surgery is effective bone regeneration, including challenges related to rapid, uncontrolled bone growth that can cause unsound structure; less dense bone formation; unwanted bone formation, and cysts, swelling; and intense inflammatory response to current bone regeneration compounds. We believe NELL-1 will address these unmet clinical challenges for effective bone regeneration, especially in hard healers.

We are currently focused on bone regeneration in lumbar spinal fusion using NELL-1 in combination with DBM, a demineralized bone matrix from MTF Biologics (“MTF”). The combination NELL-1/DBM medical device is an osteopromotive recombinant protein that provides target specific control over bone regeneration. We have successfully surpassed four critical milestones:

●	Demonstrated a successful small laboratory scale pilot run for the manufacturing of the recombinant NELL-1 protein in Chinese hamster ovary cells;

●	Validated protein dosing and effectiveness in established large animal (sheep) model pilot studies;

●	Completed pivotal animal study; and

●	Initiated a first-in-man pilot clinical trial in Australia.

Our lead product candidate is expected to be purified NELL-1 mixed with 510(k)-cleared DBM Demineralized Bone Putty recommended for use in conjunction with applicable hardware consistent with the indication. The NELL-1/DBM Fusion Device, NB1, will be comprised of a single dose vial of NELL-1 recombinant protein freeze dried onto DBM. A vial of NELL-1/DBM will be sold in a convenience kit with a diluent and a syringe of 510(k)-cleared demineralized bone (“DBM Putty”) produced by MTF. A delivery device will allow the surgeon to mix the reconstituted NELL-1 with the appropriate quantity of DBM Putty just prior to implantation. Use of NB1 will not require changes to the orthobiologic preparation or implantation protocol.

The NELL-1/DBM Fusion Device, NB1, is intended for use in lumbar spinal fusion and may have a variety of other spine and orthopedic applications. While the product is initially targeted at the lumbar spine fusion market, in keeping with our exclusive license agreement, we believe NELL-1’s novel set of characteristics, target-specific mechanism of action, efficacy, safety and affordability position the product for application in a variety of procedures including:

Spine Implants. The global bone graft substitute market presents a $3 billion opportunity per Fortune Business Insights. While use of the patient’s own bone, also referred to as autograft, to enhance fusion of vertebral segments is currently the optimal procedure for this type of treatment, complications associated with autograft bone including pain, increased surgical time and infection limit its use.

Non-Union Trauma Cases. While the majority of fractures heal without the need for osteosynthetic products, bone substitutes are used in complicated breaks where the bone does not mend naturally. Management believes that NELL-1 technology will perform as well as other growth factors, addressing this $8 billion global market opportunity per Fortune Business Insights.

Osteoporosis. The global osteoporosis market presents an $11.2 billion opportunity per Evercore analyst reports. Finding a solution to counter a decrease in bone mass and density seen in women most frequently after menopause or a similar effect on astronauts in microgravity environments for an extended period is a major medical challenge. The systemic use of NELL-1 to stimulate bone regeneration throughout the body thereby increasing bone density could have a very significant impact on the treatment of osteoporosis.

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UCLA’s initial research was funded with approximately $18 million in resources from UCLA TDG and government grants. Since licensing the exclusive worldwide intellectual property rights from UCLA TDG, we have continued development with funding through capital raises. Our research and development expenses for the years ended December 31, 2025 and 2024 were $1,060,191 and $2,130,385, respectively.

NELL-1’s powerful specific bone forming properties are derived from the ability of NELL-1 to only target cells that exhibit an activated “master switch” to develop into bone. NELL-1 is a function-specific recombinant human protein that has been proven in laboratory bench models to recapitulate normal human growth and development to provide control over bone regeneration.

We have completed two preclinical sheep studies that demonstrated our recombinant NELL-1 (“rhNELL-1”) growth factor effectively promotes bone formation in a phylogenetically advanced spine model. In addition, rhNELL-1 was shown to be well tolerated and there were no findings of inflammation. Our pivotal sheep study evaluated the effect of rhNELL-1 combined with DBM on lumbar interbody arthrodesis in an adult ovine model and demonstrated a 37.5% increased frequency of fusion at 26 weeks compared with the control.

We began subject enrollment in 2024 in our first-in-man pilot clinical study to evaluate the safety and effectiveness of NB1 in adult subjects with spinal degenerative disc disease at one level from L2-S1, who may also have up to Grade 1 spondylolisthesis or Grade 1 retrolisthesis at the involved level, and are undergoing transforaminal lumbar interbody fusion. The multi-center, prospective, randomized study is being conducted in Australia and will enroll up to 30 subjects. The primary end-point is fusion success at 12 months and change from baseline in the Oswestry Disability Index pain score. We anticipate completing the trial 12 months after enrolling the 30th patient. We intend to use the pilot clinical trial data from the Australia study to enable a future, larger U.S. pivotal clinical study, prior to submission of a PMA to the FDA.

Our Business Strategy

Our business plan is to develop our target-specific growth factor for bone regeneration, based on preclinical and clinical data demonstrating increases in the quantity and quality of bone, and a strong safety profile. Our initial focus on lumbar spinal fusion entails advancing our target-specific growth factor through clinical studies to achieve FDA approval with comparable effectiveness and safety to the gold standard for spine fusion (autografts). Continued capital funding is critical to facilitate the development of our Nell-1 technology through the clinical regulatory path.

Intellectual Property Risks

Our patent portfolio currently consists of five patents which expire between 2026 and 2033. We intend to expand our portfolio through composition of matter, methods of use and methods of production patent applications, as the opportunity arises through the development of our platform technology. We submitted a provisional patent application with the USPTO in 2025 regarding proprietary compositions of rhNELL-1 polypeptide for treating bone conditions. Our success will depend in part on our ability to obtain patents and product license rights, maintain trade secrets, and operate without infringing on the proprietary rights of others, both in the United States and other countries. There can be no assurance that the USPTO will approve our patent application or the patents issued to or licensed by us will not be challenged, invalidated, rendered unenforceable, or circumvented, or that the rights granted thereunder will provide proprietary protection or competitive advantages to us. The patent positions of medical device companies are uncertain and involve complex legal and factual questions. We may incur significant expenses in protecting our intellectual property and defending or assessing claims with respect to intellectual property owned by others. See “Risk Factors” on page 7 and other information included or incorporated by reference in this prospectus for a discussion of intellectual property risks to consider carefully before deciding to invest in our securities.

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Our Management Team

We have two full-time employees. Jeffrey Frelick has served as our President and Chief Executive Officer since June 2019 and brings more than 25 years of leadership, operational, and investment experience in the life science industry. Deina Walsh has served as our Chief Financial Officer since November 2014.

Mr. Frelick previously served as our Chief Operating Officer from 2015 to June 2019. Prior to this Mr. Frelick spent 15 years on Wall Street as a sell-side analyst following the med-tech industry at investment banks Canaccord Genuity, ThinkEquity and Lazard. He also previously worked at Boston Biomedical Consultants where he provided strategic planning assistance, market research data and due diligence for diagnostic companies. He began his career at Becton Dickinson in sales and sales management positions after gaining technical experience as a laboratory technologist with Clinical Pathology Facility. Mr. Frelick received a B.S. in Biology from University of Pittsburgh and an M.B.A. from Suffolk University’s Sawyer Business School.

Ms. Walsh is a certified public accountant and was the owner/founder of DHW CPA, PLLC, a public accounting firm. Prior to forming her firm, Ms. Walsh spent 13 years at a public accounting firm where, as a partner, she was actively responsible for leading firm audit engagements of publicly held entities in accordance with PCAOB standards and compliance with SEC regulations, including internal control requirements under Section 404 of the Sarbanes-Oxley Act. Ms. Walsh had a global client base including entities throughout the United States, Canada and China. These entities encompass a diverse range of industries including manufacturing, wholesale, life sciences, pharmaceuticals, and technology. Her experience includes work with start-up companies and well-established operating entities. She has assisted many entities seeking debt and equity capital. Areas of specialty include mergers, acquisitions, reverse mergers, consolidations, complex equity structures, foreign currency translations and revenue recognition complexities. Ms. Walsh has an Associates of Science Degree in Business Administration from Monroe Community College and a Bachelor of Science Degree in Accounting from the State University of New York at Brockport.

We have relied and plan on continuing to rely on independent organizations, advisors and consultants to perform certain services for us, including handling substantially all aspects of regulatory approval, clinical management, manufacturing, marketing, and sales. Such services may not always be available to us on a timely basis or at costs that we can afford. Our future performance will depend in part on our ability to successfully integrate newly hired officers and to engage and retain consultants, as well as our ability to develop an effective working relationship with our management and consultants.

We also have engaged and plan to continue to engage regulatory consultants to advise us on our dealings with the FDA and other foreign regulatory authorities and have been and will be required to retain additional consultants and employees. Our future performance will depend in part on our ability to successfully integrate newly hired officers into our management team and our ability to develop an effective working relationship among senior management. Losing key personnel or failing to recruit necessary additional personnel would impede our ability to attain our development objectives. See “Risk Factors” on page 7 and other information included or incorporated by reference in this prospectus for a discussion of management risks to consider carefully before deciding to invest in our securities.

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Recent Developments

Private Placement

On July 9, 2026, we issued an investor (the “Investor Selling Stockholder”) pre-funded warrants to purchase 2,112,677 shares of common stock, together with Series F Warrants to purchase 2,112,677 shares of common stock and Series G Warrants to purchase 2,112,677 shares of common stock at a combined purchase price of $1.419 per pre-funded warrant and accompanying Common Warrants, for net proceeds of approximately $2.7 million.

In addition, we issued the placement agent, or its designees, placement agent warrants to purchase 126,761 shares of common stock as compensation in connection with the private placement. Except for the exercise price, the placement agent warrants have substantially the same terms as the Series F Warrants.

The pre-funded warrants are immediately exercisable at an exercise price of $0.001 per share and remain outstanding until exercised in full. The Series F Warrants, Series G Warrants, and placement agent warrants are exercisable commencing on the Stockholder Approval Date at an exercise price of $1.42, $1.42, and $1.775 per share, respectively. The Series F Warrants and placement agent warrants expire on the fifth anniversary of the later of the Stockholder Approval Date or the effective date of this registration statement. The Series G Warrants expire on the eighteen-month anniversary of the later of the Stockholder Approval Date or the effective date of this registration statement.

In addition to the placement agent warrants, the placement agent received compensation consisting of cash fee equal to 7.0% and a management fee equal to 1.0% of the aggregate gross proceeds from the private placement. We also reimbursed Wainwright for non-accountable expenses in an amount of $35,000, and its legal fees and expenses and other out-of-pocket expenses in the amount of $50,000.

Going Concern

We have a history of operating losses since inception and expect to incur additional near-term losses. As discussed further in “Management’s Discussion and Analysis - Liquidity and Capital Resources,” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “2025 Form 10-K”), which is incorporated herein by reference, our auditor has included a “going concern” explanatory paragraph in its report on our consolidated financial statements for the fiscal year ended December 31, 2025, expressing substantial doubt about our ability to continue as a going concern within one year after the date that the financial statements were issued. Our consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty. If we cannot secure the financing needed to continue as a viable business, our stockholders may lose some or all of their investment in us.

Corporate Information

We were incorporated under the laws of the State of Delaware on October 18, 2007 as AFH Acquisition X, Inc. Pursuant to a Merger Agreement, dated September 19, 2014, by and among the Company, its wholly-owned subsidiary, Bone Biologics Acquisition Corp., a Delaware corporation (“Merger Sub”), and Bone Biologics, Inc., Merger Sub merged with and into Bone Biologics Inc., with Bone Biologics Inc. remaining as the surviving corporation in the merger. Upon the consummation of the merger, the separate existence of Merger Sub ceased. On September 22, 2014, the Company officially changed its name to “Bone Biologics Corporation” to more accurately reflect the nature of its business and Bone Biologics, Inc. became a wholly owned subsidiary of the Company. Bone Biologics, Inc. was incorporated in California on September 9, 2004.

Our principal executive offices are located at 2 Burlington Woods Drive, Suite 100, Burlington MA 01803 and our telephone number is (781) 552-4452. Our website address is www.bonebiologics.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to invest in our securities.

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THE OFFERING

Issuer:	Bone Biologics Corporation.

Common stock being offered by the Selling Stockholders:	6,464,792, shares upon exercise of the Warrants.

Common stock outstanding prior to this offering:	1,810,380 shares.

Common stock to be outstanding after this offering:	8,275,172 shares (assuming full exercise of the Warrants for cash).

Use of proceeds:	We will not receive any of the proceeds from the sale of common stock by the selling stockholders. See “Use of Proceeds.”

Nasdaq trading symbol:	Our common stock is listed on the Nasdaq Capital Market under the symbol “BBLG.”

Risk factors:

The securities offered by this prospectus are speculative and involve a high degree of risk. Investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 7.

Common stock outstanding prior to this offering above is based on 1,810,380 shares of our common stock outstanding as of July 16, 2026, and excludes the following:

●	106,479 shares of common stock issuable upon exercise of stock options outstanding at a weighted average exercise price of $15.17 per share.

●	2,753,827 shares of common stock issuable upon exercise of outstanding common stock warrants with a weighted average exercise price of $13.66 per share, excluding shares of common stock issuable upon exercise of the pre-funded warrants and Common Warrants.

●	4,998,436 shares of common stock reserved for future grants pursuant to the Bone Biologics Corporation 2015 Equity Incentive Plan.

●	6,338,031 shares of common stock issuable upon exercise of the pre-funded warrants, Series F Warrants, and Series G Warrants.

●	126,761 shares of common stock issuable upon exercise of the placement agent warrants.

6

RISK FACTORS

Investing in our securities involves significant risks. Before you decide whether to purchase any of our securities, you should carefully consider the risks and uncertainties described below and elsewhere in the prospectus and set forth in Part I, Item 1A under the heading “Risk Factors” included in our 2025 Form 10-K and in other reports we file with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are incorporated by reference into this prospectus. For more information, please see “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

These disclosures reflect our beliefs and opinions as to factors that could materially and adversely affect the Company and its securities in the future. References to past events are provided by way of example only and are not intended to be a complete listing or a representation as to whether or not such factors have occurred in the past or their likelihood of occurring in the future. The risks and uncertainties described in any documents incorporated by reference herein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus or the documents incorporated by reference herein actually occur, our business, financial condition, results of operations and prospects could be adversely affected in a material way. The occurrence of any of these risks may cause you to lose all or part of your investment in the offered securities.

Because the shares of common stock that are being registered in this prospectus represent a substantial percentage of our outstanding common stock, the sale of such securities could cause the market price of our common stock to decline significantly.

This prospectus relates to the offer and sale from time to time by the selling stockholders of up to 6,464,792 shares of common stock issuable by us upon exercise of the Warrants. The number of shares of common stock that the selling stockholders can sell into the public markets pursuant to this prospectus represents a significant amount of our outstanding shares of common stock. As of July 16, 2026, there were 1,810,380 shares of common stock outstanding. If all shares being registered hereby were sold, it would comprise approximately 357% of our total shares of common stock outstanding as of July 16, 2026. Given the substantial number of shares of common stock registered pursuant to this prospectus, the sale of common stock by the selling stockholders, or the public perception that such sales could occur, or that the selling stockholders intend to sell common stock, could have an adverse impact on the market price of our common stock, even if there is no relationship between such sales and the performance of our business.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any of the proceeds resulting from the sale of common stock by the selling stockholders.

However, we will receive gross proceeds of approximately $6.2 million from the cash exercise of the Warrants by the selling stockholders, if any. We intend to use such proceeds to fund clinical trials, maintain and extend our patent portfolio, and for working capital and general corporate purposes. There is no assurance that the holders of the Warrants will elect to exercise any or all of the Warrants. The exercise prices of the pre-funded warrants, Series F Warrants, Series G Warrants, and placement agent warrants are $0.001, $1.42, $1.42 and $1.775 per share, respectively. We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is highly dependent upon the trading price of our common stock. The closing price of our common stock on Nasdaq on July 15, 2026 was $1.24 per share. If the trading price for our common stock is less than the exercise price of the Warrants, we believe holders of the Warrants will be unlikely to exercise their Warrants for cash. To the extent that shares of common stock are issued pursuant to the exercise of Warrants on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

7

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those issuable to the selling stockholders, upon exercise of the Warrants. For additional information regarding the issuances of those Warrants, see “Prospectus Summary — Recent Developments — Private Placement” included elsewhere in this prospectus. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time.

The Investor Selling Stockholder has not had any material relationship with us within the past three years other than Investor Selling Stockholder’s purchase of the Warrants in the private placement, and the Investor Selling Stockholder’s participation in the November 2023 Offering, the March 2024 Offering, and the August 2024 Warrant Inducement, as such terms are defined below. No selling stockholder currently holds, nor has any selling stockholder held within the past three years, any position or office with us or any of our predecessors or affiliates. Except for the ownership of the placement agent warrants as designated by H.C. Wainwright & Co., LLC (“Wainwright”), the remaining selling stockholders have not had any material relationship with us within the past three years other than as set forth below. Within the past three years, Wainwright has:

●	served as our placement agent in connection with the private placement, for which Wainwright received compensation, a management fee, the reimbursement of certain expenses and legal fees, and the placement agent warrants, as more fully described under the section “Prospectus Summary — Recent Developments — Private Placement” included elsewhere in this prospectus;

●	served as our placement agent in connection with a best efforts public offering consummated on June 30, 2025 (the “June 2025 Offering”), for which Wainwright received compensation consisting of cash fee equal to 7.0% and a management fee equal to 1.0% of the aggregate gross proceeds from June 2025 Offering. We also reimbursed Wainwright for non-accountable expenses in an amount of $35,000, its legal fees and expenses and other out-of-pocket expenses in the amount of $100,000, and its clearing expenses in the amount of $15,950. We also issued Wainwright or its designees warrants to purchase up to 75,000 shares of common stock (the “June 2025 PA Warrants”);

●	served as sales agent pursuant to an At The Market Offering Agreement, dated September 27, 2024, relating to the sale of shares of our common stock, from time to time through or to Wainwright, acting as sales agent or principal, pursuant to which Wainwright has received and is entitled to receive compensation of 3.0% of the gross sales price of all shares sold thereunder. We also agreed to reimburse Wainwright for certain expenses in connection with entering into the At The Market Offering Agreement in an amount of $100,000 in the aggregate, in addition to $5,000 per annual due diligence session update in connection with the filing of our Annual Report on Form 10-K and $2,500 per quarterly due diligence update session in connection with the filing of our Quarterly Reports on Form 10-Q for Wainwright’s counsel’s fees;

●	served as our placement agent in connection with the warrant inducement transaction consummated on August 2, 2024 (the “August 2024 Warrant Inducement”), for which Wainwright received compensation consisting of a cash fee of 7.0% and a management fee equal to 1.0% of the aggregate proceeds raised in the August 2024 Warrant Inducement. We also reimbursed Wainwright for non-accountable expenses in an amount of $20,000, and its legal fees and expenses and other out-of-pocket expenses in the amount of $50,000. We also issued Wainwright or its designees warrants to purchase up to 7,814 shares of common stock (the “Inducement PA Warrants”);

●	served as our placement agent in connection with a best efforts public offering consummated on March 6, 2024 (the “March 2024 Offering”), for which Wainwright received compensation consisting of cash fee equal to 7.0% and a management fee equal to 1.0% of the aggregate gross proceeds from the March 2024 Offering. We also reimbursed Wainwright for non-accountable expenses in an amount of $10,000, its legal fees and expenses and other out-of-pocket expenses in the amount of $100,000, and its clearing expenses in the amount of $15,950. We also issued Wainwright or its designees warrants to purchase up to 7,814 shares of common stock (the “March 2024 PA Warrants”); and

●	served as our placement agent in connection with a registered direct offering consummated on November 20, 2023 (the “November 2023 Offering”), for which Wainwright received compensation consisting of cash fee equal to 7.0% and a management fee equal to 1.0% of the aggregate gross proceeds from the November 2023 Offering. We also reimbursed Wainwright for certain expenses incurred in connection with the November 2023 Offering. We also issued Wainwright or its designees warrants to purchase up to 1,427 shares of common stock (the “November 2023 PA Warrants”).

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholder, based on its ownership of our securities and the Warrants, as of July 16, 2026, assuming exercise of the Warrants held by the selling stockholders on that date, without regard to any limitations on exercise. The third column lists the shares of common stock being offered by this prospectus by each selling stockholder.

8

In accordance with the terms of a registration rights agreement with the selling stockholders, this prospectus generally covers the resale of the sum of the maximum number of shares of common stock issuable upon exercise of the Warrants, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the Warrants. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the Warrants, a selling stockholder may not exercise the Warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of such Warrants which have not been exercised. The number of shares in the second and third columns do not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Selling Stockholders	Number of Shares Beneficially Owned Before Offering		Number of Shares Offered (1)	Number of Shares Beneficially Owned After Offering		Percentage of Shares Beneficially Owned After Offering (2)
Armistice Capital, LLC (3)	6,428,368	(4)	6,338,031	104,125	(5)	1.24%
Augustus Trading LLC	81,285	(6)	81,285	0		-
Wilson Drive Holdings LLC	7,385	(7)	4,278	3,107	(8)	*
Noam Rubinstein (9)	68,926	(10)	39,930	28,996	(11)	*
Charles Worthman (9)	2,188	(12)	1,268	920	(13)	*

* Less than 1 percent

(1)	Represents shares issuable upon exercise of outstanding Warrants. See “Prospectus Summary — Recent Developments — Private Placement.”
(2)	Based on 1,810,380 shares of common stock outstanding as of July 16, 2026, as adjusted to assume the cash exercise of the Warrants and the sale of all shares offered hereby, or a total of 8,275,172 shares of common stock outstanding after this offering.
(3)	The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The Warrants are subject to beneficial ownership limitations of 4.99% or 9.99%, as applicable, which such limitations restrict the selling stockholder from exercising that portion of the Warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the applicable beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.
(4)	Consists of 90,337 shares of common stock issuable upon the exercise of presently exercisable warrants and 6,338,031 shares underlying the Warrants held by Armistice Capital being registered pursuant to this Registration Statement without regard to any limitations on exercise. Does not include 13,788 shares of common stock issuable upon the exercise of presently exercisable warrants subject to beneficial ownership limitations of 4.99% or 9.99%, as applicable, which such limitations restrict Armistice Capital from exercising that portion of the warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the applicable beneficial ownership limitation.
(5)	Consists of 104,125 shares issuable upon the exercise of presently exercisable warrants held by Armistice Capital.
(6)	Consists of 81,285 shares issuable upon the exercise of placement agent warrants held by Augustus Trading LLC. Orsium Capital LLC, the authorized agent to Augustus Trading LLC, has discretionary authority to vote and dispose of the securities held by Augustus Trading LLC and may be deemed to be the beneficial owner of these securities. Olivier Morali, in his capacity as managing member of Orsium Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Augustus Trading LLC. Orsium Capital LLC and Mr. Morali each disclaims any beneficial ownership of these securities. The business address of Augustus Trading LLC is 600 Lexington Avenue, 32nd Floor, New York, NY 10022.
(7)	The number of shares beneficially owned prior to this offering consists of 4,278 shares of common stock issuable upon exercise of placement agent warrants which have been issued as compensation in connection with the private placement and 3,107 shares of common stock issuable upon exercise of other warrants which have been issued to Craig Schwabe in connection with prior financings we have consummated. The securities are held by Wilson Drive Holdings LLC with a business address of 600 Lexington Avenue, 32nd Floor, New York, NY 10022. Mr. Schwabe is the managing member of Wilson Drive Holdings LLC and has the power to vote and dispose the securities held by Wilson Drive Holdings LLC. Neither Wilson Drive Holdings LLC nor Mr. Schwabe is a broker-dealer. Mr. Schwabe is affiliated with the following registered broker-dealers: H.C. Wainwright & Co., LLC, Rodman & Renshaw LLC and Stockblock Securities LLC. The securities were acquired in the ordinary course of business and, at the time the securities were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities. Mr. Schwabe has not held any position or office or has had any other material relationship with the Company (or its predecessors or affiliates) during the past three years.
(8)	Consists of 3,107 shares issuable upon exercise of presently exercisable warrants held by Mr. Schwabe.
(9)	Each of Messrs. Rubinstein and Worthman is affiliated with H.C. Wainwright & Co., LLC, a registered broker-dealer with a business address of 430 Park Ave, 3rd Floor, New York, NY 10022. The number of shares beneficially owned prior to this offering consists of shares of common stock issuable upon exercise of warrants issued as compensation in connection with the November 2023 Offering, the March 2024 Offering, the August 2024 Warrant Inducement, the June 2025 Offering and the private placement. Each of Messrs. Rubinstein and Worthman has sole voting and dispositive power over the securities held, acquired these warrants in the ordinary course of business and, at the time the warrants were acquired, had no agreement or understanding, directly or indirectly, with any person to distribute such securities.
(10)	Consists of 28,996 shares of common stock issuable upon the exercise of presently exercisable warrants and 39,930 shares underlying the placement agent warrants held by Mr. Rubinstein being registered pursuant to this Registration Statement without regard to any limitations on exercise.
(11)	Consists of 28,996 shares issuable upon the exercise of presently exercisable warrants held by Mr. Rubinstein.
(12)	Consists of 920 shares of common stock issuable upon the exercise of presently exercisable warrants and 1,268 shares underlying the placement agent warrants held by Mr. Worthman being registered pursuant to this Registration Statement without regard to any limitations on exercise.
(13)	Consists of 920 shares issuable upon the exercise of presently exercisable warrants held by Mr. Worthman.

9

PLAN OF DISTRIBUTION

Each selling stockholder of the securities and any of their pledgees, assignees, transferees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales;
●	in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

10

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information requirements under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the issuance of the common stock offered by us in this offering will be passed upon for us Harter Secrest & Emery LLP, Rochester, NY.

EXPERTS

The consolidated financial statements of Bone Biologics Corporation as of December 31, 2025 and 2024, and for the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of Weinberg & Company, P.A., independent registered public accounting firm (which report includes an explanatory paragraph as to the Company’s ability to continue as a going concern), and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act made on or after (i) the date of the initial registration statement and prior to effectiveness of the registration statement, and (ii) the date of this prospectus and prior to the completion or the termination of the offering of the securities described in this prospectus (other than information in such filings that was “furnished,” under applicable SEC rules, rather than “filed”). We incorporate by reference the following documents or information that we have filed with the SEC:

●	our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 2, 2026;

●	our Quarterly Report on Form 10-Q for the period ended March 31, 2026, filed with the SEC on May 14, 2026;

●	our Current Reports on Form 8-K filed with the SEC on March 13, 2026, July 9, 2026 and July 16, 2026; and

●	The description of the Common Stock incorporated by reference to our Registration Statement on Form 8-A that was filed with the SEC on October 8, 2021, Exhibit 4.18 to our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 2, 2026, and any amendment or report filed for the purpose of updating such description.

To obtain copies of these filings, see “Where You Can Find More Information” in this prospectus. Nothing in this prospectus shall be deemed to incorporate information furnished, but not filed, with the SEC, including pursuant to Item 2.02 or Item 7.01 of Form 8-K and any corresponding information or exhibit furnished under Item 9.01 of Form 8-K.

Information in this prospectus supersedes related information in the documents listed above and information in subsequently filed documents supersedes related information in both this prospectus and the incorporated documents.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the periodic reporting requirements of the Exchange Act, and we will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available at www.sec.gov. We maintain a website at https://www.bonebiologics.com. We have not incorporated by reference into this prospectus the information contained in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. You may also request a copy of these filings (other than exhibits to these documents unless the exhibits are specifically incorporated by reference into these documents or referred to in this prospectus), at no cost, by writing us at 2 Burlington Woods Drive, Suite 100, Burlington, MA 01803 or contacting us at (781) 552-4452.

We have filed with the SEC a registration statement under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You may review a copy of the registration statement and the documents incorporated by reference herein through the SEC’s website at www.sec.gov.

12

BONE BIOLOGICS CORPORATION

6,464,792 Shares of Common Stock Offered by the Selling Stockholders

Prospectus

                , 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses, other than the Placement Agent fees, payable by the registrant in connection with the sale of the securities being registered. All the amounts shown are estimates except the SEC registration fee.

Amount to be paid
SEC registration fee	$1,099
Accounting fees and expenses	$7,500
Legal fees and expenses	$15,000
Miscellaneous	$1,401
Total	$25,000

Item 15. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (“DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty to us or our stockholders, acted or failed to act (an omission) not in good faith or that involved intentional misconduct or a knowing violation of law, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL, or obtained an improper personal benefit. Our Amended and Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”) provides that no director of the Company shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our Certificate of Incorporation and Amended and Restated Bylaws, as amended (the “Amended and Restated Bylaws”), provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our Certificate of Incorporation and Amended and Restated Bylaws provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

II-1

As of the date of this prospectus, we have entered into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our Certificate of Incorporation against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification. In addition, we have obtained a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 16. Exhibits.

The following exhibits to this registration statement included in the Exhibit Index are incorporated by reference.

EXHIBIT INDEX

4.1	Form of Series F Warrant dated July 9, 2026 (incorporated by reference from Exhibit 4.1 to the Current Report on Form 8-K filed on July 9, 2026)

4.2	Form of Series G Warrant dated July 9, 2026 (incorporated by reference from Exhibit 4.2 to the Current Report on Form 8-K filed on July 9, 2026)

4.3	Form of Pre-Funded Warrant dated July 9, 2026 (incorporated by reference from Exhibit 4.3 to the Current Report on Form 8-K filed on July 9, 2026)

4.4	Form of Placement Agent Warrant dated July 9, 2026 (incorporated by reference from Exhibit 4.4 to the Current Report on Form 8-K filed on July 9, 2026)

5.1*	Opinion of Harter Secrest & Emery LLP

23.1*	Consent of Independent Registered Public Accounting Firm, Weinberg & Company, P.A.

23.2*	Consent of Harter Secrest & Emery LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included in signature page hereto)

99.1	Form of Securities Purchase Agreement dated July 7, 2026 (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed on July 9, 2026)

99.2	Form of Registration Rights Agreement dated July 7, 2026 (incorporated by reference from Exhibit 10.2 to the Current Report on Form 8-K filed on July 9, 2026)

107*	Filing Fee Table

* Filed herewith.

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Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Burlington, Commonwealth of Massachusetts, on July 17, 2026.

BONE BIOLOGICS CORPORATION

By:	/s/ Jeffrey Frelick
Name:	Jeffrey Frelick
Title:	Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below appoints Jeffrey Frelick and Deina H. Walsh, and each of them, each of whom may act without the joinder of the other, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey Frelick	Chief Executive Officer (Principal Executive Officer)	July 17, 2026
Jeffrey Frelick

/s/ Deina H. Walsh	Chief Financial Officer (Principal Financial Officer and	July 17, 2026
Deina H. Walsh	Principal Accounting Officer)

/s/ Bruce Stroever	Director	July 17, 2026
Bruce Stroever

/s/ Robert Gagnon	Director	July 17, 2026
Robert Gagnon

/s/ Siddhesh Angle	Director	July 17, 2026
Siddhesh Angle

/s/ Phillip Meikle	Director	July 17, 2026
Phillip Meikle

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